NEWS RELEASE for October 26, 2009

BIOLASE NAMES GREGORY D. WALLER TO BOARD OF DIRECTORS

Increases Board Membership to Eight

IRVINE, CA (October 26, 2009) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today announced that veteran public company board member and dental executive Gregory D. Waller has been named to its Board of Directors, effective immediately. With the addition, the size of the Board increased to eight members.

Waller, 59, has more than three decades of Board level and senior executive management experience in the medical device industry, including 25 years with Orange, CA-based Sybron Dental Specialties, Inc, a manufacturer of high technology dental, dental implants, and infection prevention products. Waller also currently serves as a member of the Board of Directors of other medical companies, including Endologix Incorporated, Clarient Inc, Cardiogenesis Corporation and SenoRx, Inc.

BIOLASE Chairman George V. d’Arbeloff said, “Greg has the experience and business acumen that will make him a valuable contributor to the strategic advancement of BIOLASE. As we move forward with expansion from the dental industry into new markets, his background, particularly as the former Chief Financial Officer of a $700 million plus international dental business, makes him uniquely capable of delivering advice and governance oversight to the Company. We welcome Greg to our board, and look forward to working closely with him as we build shareholder value.”

Waller has extensive experience in the medical device field that began at Irvine, CA-based American Hospital Supply Corporation (AHSC). Waller spent more than a decade at AHSC, where he served as Harleco Division Operations Manager, McGaw Laboratories Division Plant Controller, and Ormco Division Vice President and Controller, until the sale of AHSC to Sybron Dental in 1982. From 1980 to 1989, he was Vice President and Controller at Ormco and, from 1989 to 1993, he was Vice President, European Operations at Kerr Corporation, each wholly owned subsidiaries of Sybron Dental. From 1993 to 2005, Waller served as Vice President Finance, Chief Financial Officer, and Treasurer at Sybron Dental, where he managed the financial and information technology integration of Kerr and Ormco into Sybron Dental, developed the strategy for consolidating and integrating some 30 strategic acquisitions, managed the spin off of Sybron from Apogent Technologies, and led Sybron’s corporate finance activities, including a secondary public stock offering, a new financing facility, and the refinance of the company’s existing debt.

Waller is a graduate of California State University, Fullerton, and holds an MBA in Accounting and a Bachelor of Arts degree in Political Science. He currently resides in Tustin, CA.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets Waterlase technology and lasers and related products that advance the practice of dentistry and medicine.  The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with reduced pain, faster and biological recovery times.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications.  Other products under development address ophthalmology, pain management and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949- 474-4300.

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